Purchase Agreement

This Purchase Agreement (the "Agreement") was signed by both parties in Dalian City, P.R.C. on December 13, 2005.

Party A: Dalian Fushi Bimetallic Manufacturing Co., Ltd.
Legal Representative: Fu Li
Address: No.999 Wuyi Road, Jinzhou District, Dalian city, China

Party B: Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd. Legal Representative: Bo Li
Address: No.50, Anshan Road, Shahekou District, Dalian City, China

Whereas,

      1. Party A is a company established in accordance with the laws of P.R.C. with the business license No. 2102131105371;

      2. Party B is a wholly-foreign owned company established under the laws of P.R.C. with the business license No. 031282;

      3. Both parties are related companies, and Party B has controlled the business operation of Party A through various agreements such as the Entrusted Management Agreement, Shareholders' Proxy Agreement, Exclusive Option Agreement, and Shares Pledge Agreement signed between Party B and Party A or shareholders thereof;

      4. The goal of both parties is to allow Party B own the entire business of Party A either through equity acquisition or net assets purchases;

      5. Both parties agree that, before the completion of Party B's acquisition of Party A with foreign funds, Party B agrees to purchase the equipment and patents, lease the manufacturing plants, land and remaining equipment of Party A so that Party B can conduct its business in China, and create good investment return to the shareholders of Party B.

      Both parties reach the agreement as follows after friendly negotiation:

Article 1 Definition

      1. Party A refers to Dalian Fushi Bimetallic Manufacturing Co., Ltd.

      2. Party B refers to Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd.

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      3. Both parties refer to Party A and Party B.

      4. PRC refers to People's Republic of China.

      5. Merger or acquisition with foreign funds means Party B acquires 100% shares or all net assets of Party A in accordance with the related laws and regulations, including but not limited to the "Temporary Regulation on Merger or Acquisition of Domestic Enterprise with Foreign Investors".

      6. Equipment refers to the equipment and machinery used by Party A to produce bimetallic composite wire and Party A has 20 product lines as of the date of this agreement.

      7. Net value of equipment refers to the net value of equipments after depreciation.

      8. Transition Period refers to the period from the effective date to the date that the first registered capital (about $8 million USD) reaches the account of the company.

      9. Supply Channel refers to the suppliers of raw materials, accessories, equipment and component parts of Party A, who shall have supplied raw materials to Party A in the past.

      10. Sales Channel refers to the distributors and customers of Party A, who shall have purchased products from Party A directly or indirectly in the past.

      11. Employees refer to the personnel for production, including but not limited to manufacturing personnel, technicians, administrative personnel and logistics personnel.

      12. Resource refers to the total operational requirements, including but not limited to governmental relationship, utility suppliers, information channel, the materials purchased, semi-product and finished product.

      13. "Entrusted Account" refers to the account opened in the name of Party A and controlled by Party B and Party B shall maintain the signature samples (seals) of the account. Pursuant to the Entrusted Management Agreement and this Agreement, all funds of Party A shall be deposited into this account and Party B shall have the absolute right to decide the use of funds deposited in the account.

      14. Profit refers to sales revenues after costs and manufacturing expenses.

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      15. "Incorporating Period" refers to the incorporating period annotated on its existing business license during which Party B cannot commence actual production and operation because its registered capital has not paid in. According to a letter of undertaking issued by Party A, Party A undertakes to complete the capital registration and business license amendment procedures within 3 business days after the offshore shareholders of Party B pay the first portion of the registered capital to Party B's capital account so that Party B can obtain a new business license to commence operations and productions.

Article 2 The Purchase and Lease of Equipments

      1. Party B shall purchase 15 production lines from Party A. All such productions lines are not subject to any lien, pledge, mortgage or any other security rights.

      2. The remaining 5 production lines have been mortgaged by Party A to Jinzhou Branch of Industry and Commerce Bank of China and Dalian Xinhaiwan Branch of Bank of China and are not freely transferable subject to the mortgage. Party A agrees to lease these 5 production lines to Party B for an annual fee of RMB50,000.

      3. As reflected on the financial statements of Party A as of September 30, 2005, the net value of Party A's 20 production lines is RMB 49.384 million of which the net value of the 5 mortgaged production lines is RMB 11.60 million and the net value of the 15 production lines to be purchased by Party B is RMB 37.78 million.

      4. Both parties agree that the purchase price for the 15 production lines is RMB24 million RMB ("Purchase Price").

      5. Party B shall acquire the legal ownership of these 15 production lines immediately upon payment of the Purchase Price (RMB 24 million) by Party B after Party B's receipt of registered capital contribution (about US$10 million).

      6. The Purchase Price is payable within 10 days after the registered capital contribution is made. The fund shall be remitted to the Entrusted Account.

      7. Party B shall purchase other equipment needed by production and operation from market and Party A shall provide necessary help. A portion of the first staged registered capital contribution will be used as working capital, and the remaining portion will be used to purchase new equipment. Party B shall own all newly-purchased equipment.

      8. Party B shall purchase from Party A all raw materials, inventory and work-in-progress at the book value price as of the second date following receipt of the first staged registered capital contribution by Party B.

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      9. Party A shall transfer all of its accounts receivable to Party B at book value as of the second date following receipt of the first staged registered capital contribution by Party B. All funds collected under these accounts receivable belong to Party B. Party B agrees to accept the transfer.

Article 3 Patent Purchases

      1. Party B agrees to purchase all of Party A's patents and patent applications as follows:

      (1) The four utility patents owned by Party A (see annex 1 for the patents' names and numbers) and the purchase price shall be RMB 100,000.

      (2) Party A's pending patent application, which is expected to be approved on or about November 30, 2005, is called "Vertical Integrated Drawing Machine for inverted integral disk pulling machine of Copper-Clad Aluminum Conductor Wire" with application No. 200321005380.2. The purchase price for this patent is RMB 20,000;

      (3) Party A's international patent application relates to the production method of cuponal with international No. PCT/CN2005/000585. The purchase price for this international patent is RMB 20,000;

      (4) Party A shall use its best efforts to cause the owner of the patent of Metallurgical Bonding Technique for Copper-Covered Steel Wires (patent No. ZL992234549) to transfer such patent to Party B at the price of RMB 10,000.

      2. With respect to the patents owned by Party A referred to in subsection 1(1) of this Article 3, both parties shall enter into the Patent Transfer Contract (Annex 1) to transfer these patents and shall complete the related transfer procedures promptly. With respect to the patent owned by the patent owner referred to in subsection 1(4) of this Article 3, Party A shall cause the patent owner to enter into a separate Patent Transfer Contract (Annex 2) with Party B at the same time when this Agreement is entered into and to complete the related patent transfer procedures promptly.

      3. With respect to the patent issued under the patent application referred to in subsection 1(2) of this Article 3, both parties shall enter into another patent transfer contract to transfer such patent within 10 days after the issuance of such patent to Party A and shall complete the related transfer procedures promptly thereafter.

      4. With respect to the international patent application referred to in subsection 1(3) of this Article 3, Party A shall apply to the competent authorities for change of applicant to Party B. If such a change in applicant cannot be obtained, within 10 days after the patent is issued under this international patent application, Party A shall enter into a third patent transfer contract to transfer the patent to Party B and shall complete the related transfer procedures promptly.

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      5. Before the effectiveness of the patents transfer referred to in this
Article 3, Party A shall grant to Party B a non-exclusive right to use all of these patents. After the effectiveness of the patents transfer, Party B shall grant non-exclusive rights to continue to use relevant patents on the remaining production line. Party B shall be responsible for all operations of Party A's production according to Entrusted Management Agreement.

      6. Party A represents and warrants that there is no any legal prohibition for the transfer of its patents and that it has not transferred and license these patents to any third party.

      7. The application fees related to the transfer procedures shall be paid by Party A. If a patent agent is retained to handle the transfer procedures, the agent's fees shall be borne equally by both parties.

Article 4 Trademarks

      1. The trademark "Fushi" is owned by Mr. Fu Li. Party A has the right to use this trademark free of any charge perpetually in accordance with the authorization from Mr. Fu Li. Party A shall cause Mr. Fu Li to grant the same authorization to Party B so that Party B can use the trademark "Fushi" free of any charge perpetually.

      2. The Authorization Letter is set forth as Annex 4 hereof for Authorization.

Article 5 The Lease of Manufacturing Plants and Land

      1. Party A agrees to lease all of its manufacturing plants and lands (except for the land located at 8 Hailaer Road in the Dalian Economic and Technological Development Zone and the Office Complex Building erects thereon)to Party B ("Leased Property").

      2. Party A represents and warrants that it has the legal ownership or land use right to the Leased Property. Party A has the right to rent out the Leased Property to Party B and such renting activity will not violate any laws. With respect to the Leased Property that have been mortgaged to banks, Party A further represents and warrants that the mortgage will not have any substantive affect on such renting activity.

      3. The annual rent for the Leased Property is RMB 100,000.

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      4. Party A shall be responsible for handling the registration procedures in connection with the renting of the Leased Property.

Article 6 Secondary Lien on Leased Property and 5 Production Lines

      Both parties agree that, although Party A has already mortgaged the Leased Property and 5 production lines to banks, Party A shall, to the extent it is permissible under the PRC laws and the rights and interests of banks as mortgager will not be impaired, grant a secondary lien against the remaining value of the Leased Property and the 5 production lines to Party B. Party A shall be responsible for completing the related procedures to grant such secondary lien to Party B (If the mortgage registration authority refuses to process such registration due to reasons out of Party A's control, Party A is not liable for any breach of this Agreement caused by this refusal).

Article 7 Employees

      1. With respect to employees needed by Party B for its operations and productions, Party B shall give the priority to employ Party A's existing employees. Party B has the right to decide at its sole discretion to employ all or part of Party A's employees at any time. With respect to the employees decided to be employed by Party B, Party A shall convince such employees to sign labor contracts with Party B and terminate its employment relationship with Party A.

      2. Party A shall promptly provide to Party B information about its entire work force and personnel, including but not limited to age, gender, specialty, experience and labor contact.

      3. Party B shall be responsible for providing all labor and employee insurances to the workers and employees employed from Party A.

Article 8 Supply Channel and Sales Channel

      1. Party A shall provide all supply channels and sales channels to Party B and help it to establish new supply and sales contracts.

Article 9 Other Resources

      Party B has right to use the other resources of Party A in accordance with the Entrusted Management Agreement.

Article 10 Entrusted Account

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      Party A shall open or designate an entrusted bank account over which Party
B shall have the sole control and access to make deposit and payment of funds. The management of and the use of funds deposited in this entrusted account shall be carried out according to the Entrusted Management Agreement (Annex 4). The signature samples (seals) of this account shall be those designated or confirmed by Party B. During the Incorporating Period, Party A shall transfer all of its deposits and all cashes for daily operation to this Entrusted Account.

Article 11 Operation

      1. Party B shall commence productions independently after the Incorporating Period and Party A shall be managed by Party B in accordance with the Entrusted Management Agreement.

      2. Party B will carry out its operations and productions independently using the equipment to be bought or leased from Party A, the new equipment it purchases, the patents to be bought, the employees to be employed, and the Leased Property.

      3. After the Incorporating Period, although Party A will not continue any actual productions, it has assets that are encumbered to banks to manage and debts or accounts payable to pay, all of which will be entrusted to Party B to manage according to the Entrusted Management Agreement. Party B shall be responsible for the management and operation of Party A, including controlling and managing the funds disbursement in Entrusted Account. Party B has the full right to control and administrate the financial affairs, operations, contract execution and performance, and payment of taxes on behalf of Party A. Through the performance of the Entrusted Management Agreement, Party B shall has the right to all of the profits of Party A and shall bear the losses of Party A.

      4. All of Party A's borrowings from banks will remain under Party A's name and Party A shall repay the loans in accordance with the contracts signed with banks. Party B shall make up any shortages of the loans repayment. Party B agrees to guarantee the payment and performance of Party A's obligations under these bank loans and to execute any necessary documents upon banks' request.

      5. During the Incorporating Period, Party A shall continue its currently existing operation, and Party A's operation shall be managed by Party B pursuant to the Entrusted Management Agreement.

      6. Party A shall continue to perform all of its purchase contracts, sales contracts and other contracts (besides the loan agreements with banks) during the Incorporating Period. Nevertheless, after the effectiveness of this Agreement, Party A shall promptly notify the contracting parties of the contracts that remain to be performed after the Incorporating Period and assign these contracts to Party B to perform the remaining obligations under the contracts. Party A shall use its best efforts to

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convince the contracting parties to consent to the assignment. If the contracting parties refuse to consent to the assignment of these contracts to Party B, Party A shall continue to perform these non-assigned contracts, and Party B shall lease back whatever necessary equipment and manufacturing plants to Party A for free, and transfer back all necessary raw materials, inventory, work-in-progress to Party A at the price Party A pays to Party B. All profits from Party B's operations shall be remitted to Party A by means of entrusted management fee.

      7. With respect to the insurance agreement signed by Party A, if the insurance subject matter is transferred to Party B, a notice to the insurance company shall be issued to apply for the transfer of the insurance agreement to Party B's name and process relevant procedure prior to such transfer. If the insurance company does not allow such transfer, Both Parties shall negotiate with the insurance company.

      8. Party A shall pay a monthly entrusted management fee to Party B within 20 days after the end of the preceding month. During the Incorporating Period, if Party B needs Party A to pay any incorporation fees and expenses on Party B's behalf, Party B shall have the right to disburse the funds out of the Entrusted Account under the Entrusted Management Agreement.

Article 12 Merger and Acquisition with Foreign Funds

      Any acquisition of Party A by Party B and the determination of the acquisition price shall be carried out according to the Exclusive Option Agreement.

Article 13 Responsibilities of Both Parties

      1.    Responsibility of Party A

            (1) To perform all sales, transfers and lease under this Agreement.

            (2)   To promptly open or designate an account as the Entrusted
                  Account.

            (3) To handle all maters and procedures necessary for the entrusted management arrangement between Party A and Party B.

            (4) To assist Party B to complete its registration with the custom office, tax authority, foreign currency administration and bank.

            (5) To assist Part B to complete any required procedures when Party B acquires Party A in accordance with the Exclusive Option Agreement.

            (6) To assist Party B to expand the channels of raw materials and sales.

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            (7)   To assist Party B to employ the current personnel of Party A and, if Party B desires to employ more employees, additional employees from the job market.

            (8) To assist Party B to purchase manufacturing equipment, transportation vehicles, office supplies and communication equipment.

            (9) To assist Party B to obtain the preferential taxes or other special treatment permitted by the laws of PRC.

            (10)  To comply with the provisions of this Agreement.

      2.    Responsibilities of Party B

            (1) To perform the purchase under this Agreement and to accept the transfer and lease under this Agreement.

            (2) To pay the Purchase Price for the purchased equipment and other purchase prices under this Agreement promptly upon receipt of registered capital contribution.

            (3)   To administrate the Entrusted Account.

            (4)   To administrate all business activities of Party A.

            (5)   To comply with the provisions of this Agreement.

Article 14 Term of Agreement

      1. The term of this Agreement shall commence from the effective date of this Agreement until the date on which Party B completes the acquisition of all equity interests or assets of Party A.

      2. Both Parties agree not to terminate or modify this Agreement (other than as provided in Article 3) before Party B completes acquisition of all equity interests or assets of Party A.

      3. If the first staged registered capital contribution of Party B has not been made and the Purchase Prices under this Agreement have not been paid within 2 months following execution of this Agreement, Party A shall have the right to terminate this Agreement and withdraw the patents transferred and the equipments and all other resources supplied by Party A.

Article 15 Representations and Warranties

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      Either party represents and warrants to the other party on the date of the
Agreement that it:

            (1) has the right to enter into the Agreement and the ability to perform the same;

            (2) the execution and delivery of this Agreement by each party have been duly authorized by all necessary corporate action;

            (3) the execution of this Agreement by the officer or representative of each party has been duly authorized(pound)>>

            (4) each party has no other reasons that will prevent this Agreement from becoming a binding and effective agreement between both parties after execution;

            (5) the execution and performance of the obligations under this Agreement will not:

                (a) violate any provision of the business license, articles of association or other similar documents of its own;

                (b) violate any provision of the laws and regulations of PRC or other governmental or regulatory authority or approval;

                (c) violate or result in a breach of any contract or agreement to which the party is a party or by which it is bound.

Article 16 Effectiveness of the Agreement

      This Agreement shall take effect after it is duly signed by the authorized representatives of the parties hereto with seals affixed.

Article 17 Liabilities for Breach of Contract

      During the term of this Agreement, any violation of any provisions herein by either party constitutes breach of contract and the breaching party shall compensate the non-breaching party for the loss incurred as a result of this breach.

Article 18 Force Majeure

      The failure of either party to perform all or part of the obligations under the Agreement due to force majeure shall not be deemed as breach of contract. The affected party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the parties hereto.

Article 19 Governing Laws

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      The conclusion, validity, interpretation, and performance of this
Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People's Republic of China.

Article 20 Settlement of Disputes

      Any disputes under this Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission. The place of arbitration is in Beijing. The arbitration award shall be final and binding on both parties.

Article 21 Confidentiality

      1. The parties hereto agree to cause its employees or representatives who has access to and e knowledge of the terms and conditions of this Agreement to keep strict confidentiality and not to disclose any of these terms and conditions to any third party without the expressive requirements under law or request from judicial authorities or governmental departments or the consent of the other party, otherwise such party or personnel shall assume corresponding legal liabilities.

      2. The obligations of confidentiality under Section 1 of this Article shall survive after the termination of this Agreement.

Article 22 Severability

      1. Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

      2. In the event of the foregoing paragraph, the parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 23 No-Waiver of Rights

      1. Any failure or delay by any party in exercising its rights under this Agreement shall not constitute a waiver of such right.

      2. Any failure of any party to demand the other party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand the other party to perform such obligations later.

      3. If a party excuses the non-performance by other party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other party of the same provision.

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Article 24 Prohibition on Assignment

      Unless otherwise specified under this Agreement, no party can assign or delegate any of the rights or obligations under this Agreement to any third party nor can it provide any guarantee to such third party or carry out other similar activities without the prior written from the other party.

Article 25 Miscellaneous

      1. Any amendment entered into by the parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as part of this Agreement. In case of any discrepancy between the amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

      2. This Agreement is executed by Chinese and English in duplicate, and in case of any conflict the Chinese version shall prevail. Each of the original Chinese and English versions of this Agreement shall be executed in 6 copies. Each party shall hold two original of each version, and the rest shall be used for governmental registration or other necessary approval purposes.

      3. In witness hereof, the Agreement is duly executed by the parties hereto on the date first written above.



Party A: Dalian Fushi Bimetallic Manufacturing Co., Ltd.

Legal Representative (signature):

Date: December 13, 2005

Party B: Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd.

Legal Representative (signature):

Date: December 13, 2005





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Annex 4

                                  Authorization

      The undersigned hereby authorizes Dalian Diversified Product Inspections Bimetallic Cable Co., Ltd. to use the trademark "Fushi" in perpetuity for free.











                                                 Trademark Owner:


Date: December 13, 2005

























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